Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Rocky Mountain Chocolate Factory, Inc.’s Registration Statement (No. 333-206534) on Form S-8 of our report dated August 21, 2018 relating to the Statement of Net Assets Available for Benefits, and the related notes as of February 28, 2018 of the Rocky Mountain Chocolate Factory, Inc. 401(k), which appears in this Form 11-K for the year ended February 28, 2019.

/s/ EKS&H LLLP

Denver, Colorado

August 16, 2019